EXHIBIT 5

June 3, 2005

NationsRent Companies, Inc.
450 East Las Olas Boulevard
Suite 1400
Ft. Lauderdale, FL 33301

Ladies and Gentlemen:

      We have acted as counsel to NationsRent Companies, Inc., a Delaware corporation (the “Company”), and to NationsRent, Inc., a Delaware corporation, Las Olas Twelve Corporation, a Delaware corporation, Las Olas Fourteen Corporation, a Delaware corporation, NationsRent of Texas, LP, a Delaware limited partnership (“NR-TX”), NRGP, Inc., a Delaware corporation (in its own capacity and in its capacity as the general partner of NR-TX), NationsRent USA, Inc., a Delaware corporation, NationsRent West, Inc., a Delaware corporation, Logan Equipment Corp., a Delaware corporation, NationsRent Transportation Services, Inc., a Delaware corporation, NR Delaware, Inc., a Delaware corporation, NationsRent Dealer Group, LLC, a Delaware limited liability company (“NR-DG”), and BDK Equipment Company, Inc., a California corporation (collectively, the “Subsidiary Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Subsidiary Guarantors with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of $150 million aggregate principal amount of new 9 1/2% Senior Unsecured Notes due 2015 (the “New Notes”) and the guarantees of the New Notes (the “New Guarantees”) by the Subsidiary Guarantors. The New Notes and the New Guarantees are to be offered by the Company and the Subsidiary Guarantors, respectively, in exchange for $150 million aggregate principal amount of the Company’s outstanding 9 1/2% Senior Unsecured Notes due 2015 and the guarantees of those notes by the Subsidiary Guarantors. The New Notes and the New Guarantees will be issued under an Indenture dated April 26, 2005 (the “Indenture”), by and among the Company, the Subsidiary Guarantors and Wilmington Trust Company, as Trustee (the “Trustee”).

      As such counsel, we have examined copies of the certificate

June 3, 2005

of incorporation of each of the Company and the Subsidiary Guarantors (except for NR-TX and NR-DG), a copy of the Certificate of Limited Partnership of NR-TX and a copy of the Certificate of Formation of NR-DG, copies of the by-laws with respect to each of the Company and the Subsidiary Guarantors (except for NR-TX and NR-DG), a copy of the Amended and Restated Agreement of Limited Partnership of NR-TX and a copy of the Limited Liability Company Agreement of NR-DG, the Indenture, the Registration Statement, the prospectus relating to the New Notes and the New Guarantees which forms a part of the Registration Statement, and originals or copies of such corporate minutes, records, agreements and other instruments of the Company and the Subsidiary Guarantors, certificates of public officials and other documents, and have made such examinations of law, as we have deemed necessary to form the basis for the opinions hereinafter expressed. In our examination of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to the opinions expressed below, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Company, the Subsidiary Guarantors and others. For purpose of this opinion, we have assumed that the Indenture is a valid and binding obligation of the Trustee and is enforceable against the Trustee in accordance with its terms.

      Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York, and we do not purport to express any opinion herein concerning any law other than the laws of the State of New York, the Federal laws of the United States of America and the General Corporation Law of the State of Delaware.

      Based upon the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

      1. When the applicable provisions of the Securities Act and such “Blue Sky” or other securities laws as may be applicable shall have been complied with, the New Notes, when issued by the Company and executed, authenticated, issued and delivered in accordance with the Indenture and as described in the prospectus forming a part of the Registration Statement, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

June 3, 2005

      2. When the applicable provisions of the Securities Act and such “Blue Sky” or other securities laws as may be applicable shall have been complied with, each of the New Guarantees, when issued by the Subsidiary Guarantors and executed, authenticated, issued and delivered in accordance with the Indenture and as described in the prospectus forming a part of the Registration Statement, will be legal, valid and binding obligations of the applicable Subsidiary Guarantors, enforceable against each such Subsidiary Guarantor in accordance with its terms.

      The foregoing opinion is subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto, and we express no opinion with respect to the availability of equitable remedies.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ STROOCK & STROOCK & LAVAN LLP

STROOCK & STROOCK & LAVAN LLP